Exhibit 99.2

March 10, 2015

Dear Shareholder:

Thank you for your investment in CNL Lifestyle Properties, Inc. (the Company), a non-traded real estate investment trust that owns a unique and diversified portfolio of 105 assets based on a lifestyle-oriented, demographically-driven investment approach. We are writing today to provide you with the results of our most recent valuation and an update on other operational activities.

Annual Net Asset Valuation

On March 6, 2015, our board of directors established an updated estimated net asset value (NAV) of $5.201 per share of the Company’s common stock as of December 31, 2014 (2014 NAV). This marks our third annual valuation of the Company’s assets and liabilities. While this valuation is lower than the estimated NAV per share as of December 31, 2013 (2013 NAV), we have remained focused on actively managing our assets and their operations, and we have made real and measurable progress on our path to provide liquidity to you, our shareholders.

The most significant factors contributing to the decrease of our estimated 2014 NAV from our estimated 2013 NAV was the emergence of real-time, market-based values and inputs as we have been aggressively marketing our assets and portfolio for sale since last March. Additionally, performance of certain assets, while in many cases improved over prior periods, did not achieve our previous forecasts.

Consistent with last year, our board of directors engaged CBRE Capital Advisors, Inc. (CBRE Cap) to assist in establishing a range of estimated net asset values for the Company. Our board of directors authorized our valuation committee, which is comprised solely of independent directors, to review CBRE Cap’s valuation analyses and range of estimated NAV per share. Based on certain methodologies recommended by the Investment Program Association (IPA)2, our board of directors determined the estimated NAV per share of our common stock as of December 31, 2014.

As reported in March 2014, we engaged Jefferies LLC (Jefferies), a leading investment banking and advisory firm, to assist management and our board of directors in evaluating and executing various strategic alternatives to provide liquidity to our shareholders. Our ongoing initiatives with Jefferies in marketing our assets and portfolio for sale have provided real-time, market-based price discovery data, which has been factored into this year’s valuation process. Today, we are in various discussions and negotiations with several potential strategic and financial sponsor buyer groups. Based on these negotiations, which are the result of nearly a year’s worth of engagement with over 150 potential candidates for components of our portfolio, we have determined that the value of our assets is lower than the valuation analyses performed and considered as part of our estimated 2013 NAV. This price discovery data was not available for our consideration in prior valuations, and represents the most significant factor affecting our estimated 2014 NAV.

Compared to other commercial property types, the valuation of much of our lifestyle-based portfolio is complex, and there are limited comparable transactions where similar properties are bought and sold. As a result of the strategic initiative work completed since last March, management and the board of directors now have the benefit of real-time market inputs to estimate asset values and determine an updated per share valuation estimate, including estimated transaction expenses related to the liquidation of the portfolio. In particular, our ski and mountain lifestyle and attractions assets have been perceived as less valuable by market participants versus our valuation from a year ago, which has negatively impacted the estimated 2014 NAV.

Another factor driving the reduction of the estimated NAV was portfolio performance that, in certain instances, did not meet our and our operators’ forecasts. Overall our portfolio generally exceeded prior year performance, and in many cases, 2014 was substantially better than 2013; however, the performance of our portfolio in 2014 did not meet budgeted expectations, which were a key input in determining the estimated 2014 NAV. For example, in attractions the primary contributor to our not meeting our forecast was Darien Lake, our largest theme park located outside of Buffalo, New York, which experienced significant weather and operational challenges last season and recorded EBITDA of $3.7 million in 2014 versus $5.6 million in 2013. As a result, in December, we proactively engaged a new operator at Darien Lake that has already begun to measurably improve operations and economics. Notwithstanding this operator change, resetting cash flow expectations in our largest attractions asset also had a negative impact on the estimated NAV.

We understand that a lower estimated NAV is not what you or we desire or anticipated, but we remain steadfast in our resolve to achieve the best possible outcome for our shareholders.

Strategic Alternatives Update

We have been working with Jefferies for nearly a year to evaluate and pursue various strategic alternatives to provide liquidity as we approach the end of the Company’s life cycle.

In the third and fourth quarters of 2014, we completed the sale of our entire portfolio of golf assets to an unrelated third party for an aggregate sales price of approximately $320 million subject to adjustment for certain receivables and operational fees and expenses. Net cash from this transaction was approximately $200 million after repayment of debt. The proceeds were used primarily to retire debt and make strategic capital expenditures to enhance certain properties in other sectors. The initial aggregate purchase price of the golf assets acquired between 2006 and 2008 was $555.4 million, excluding capital expenditures and improvements, which underscores the fact that the Company’s investment in the golf sector was significantly challenged. In recognition of the operating and valuation realities of our golf portfolio, we recorded impairments of almost $200 million in late 2013 and early 2014 to write down the golf properties’ book values to estimated sales prices less costs to sell.

In December 2014, we signed a definitive purchase and sale agreement with Senior Housing Properties Trust (NYSE: SNH), an unaffiliated third party, for the sale of our entire senior housing portfolio. The sale price of the 38 properties is $790 million, subject to adjustment for certain receivables and operational fees and expenses. Upon the sale of the portfolio, we expect to record a gain of approximately $178 million, or approximately 29 percent, over our purchase price. We anticipate this transaction will close late in the second quarter of this year, although there is no certainty that the sale will be completed.

More recently, in March we entered into a definitive agreement to sell our 81.98 percent interest in the Dallas Market Center to an affiliate of our existing joint venture partner, Crow Holdings. The sale price of our interest is $140 million, which represents approximately a 36 percent premium over our investment basis. We anticipate that this transaction will close in the second quarter of this year and, much like our anticipated senior housing sale, there is no certainty that the sale will be completed.

Distribution Policy

On March 6, 2015, our board of directors approved the reduction of our quarterly cash distribution for the first quarter of 2015 to $0.05 per share. This action was taken with the intent of ensuring that the level of cash distributions are consistent with the Company’s projected reduction in its remaining earnings base and cash flows, which are being driven primarily by the sale of properties.

In addition, the proceeds from our senior housing portfolio sale along with other expected future dispositions are anticipated to be used to retire existing debt, including our senior unsecured notes, and position us to begin the process of providing liquidity to shareholders in the third quarter of 2015.

Waiver of Advisory Fees

As we near the end of the Company’s life cycle, we remain committed to alignment with our shareholders. As a result, our advisor will continue to recognize the waiver and reduction of its advisory fees, made effective April 1, 2014, which includes the full elimination of all fees related to acquisitions on equity, performance, debt acquisition and dispositions, as well as a reduction in asset management fees.

Looking Ahead

We will continue to work aggressively with our investment bankers and advisors to identify and execute strategic liquidity alternatives for the balance of the portfolio. Potential strategic alternatives could include the sale of the Company or our assets, a merger, or listing our common stock on a national exchange. As described above, our actions to date to provide liquidity include the sale of our entire portfolio of golf assets and firm agreements for the sale of our entire senior housing portfolio and joint venture interest in the Dallas Market Center. Extensive discussions and negotiations are ongoing for the remainder of the portfolio and Company, and we will share additional details of these results as opportunities unfold in this very dynamic period.

In the meantime, if you have any questions, please contact your financial advisor or CNL Client Services at 866-650-0650, option 3 and then option 0.

Sincerely,

/s/ James M. Seneff, Jr.	/s/ Stephen H. Mauldin

James M. Seneff, Jr.	Stephen H. Mauldin
Chairman of the Board	President and Chief Executive Officer

cc: Financial Advisors

[1]	This valuation represents the estimated value per share as a snapshot in time and will likely change over the company’s life cycle. The estimated NAV per share does not necessarily represent the amount an investor could expect to receive if the company were to list its shares or liquidate its assets, now or in the future. The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates which may not be complete. CBRE Cap the independent valuation firm, made numerous assumptions with respect to industry, business, economic and regulatory conditions, all of which are subject to changes beyond the control of CBRE Cap or the company. Throughout the valuation process, the valuation committee, our advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices. For more information on CBRE Cap, a detailed description of the methodology and process considered by our board of directors and the valuation committee, please refer to our Current Report on Form 8-K filed March 10, 2015, with the SEC at www.sec.gov.

[2]	There is no assurance that the IPA Guidelines were met or that the IPA Valuation Methodology is acceptable to the SEC, FINRA or under ERISA for compliance with reporting requirements.

Cautionary Note Regarding Forward-Looking Statements

Statements above that are not statements of historical fact, including statements about the purported value of the company’s common stock, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. CBRE Cap relied on forward-looking information, some of which was provided by the company, in preparing its valuation materials. The company and CBRE Cap intend that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect our current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the company’s business and its performance, statements of future economic performance, and other future conditions and forecasts of future events and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “estimated,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share value of the company’s common stock, and other matters. The company’s forward-looking statements are not guarantees of future performance. While we believe our forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The company’s forward-looking statements are based on our current expectations and a variety of risks, uncertainties and other factors, many of which are beyond our ability to control or accurately predict. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, the company cautions you not to place undue reliance on such statements.

For further information regarding risks and uncertainties associated with the company’s business, and important factors that could cause the company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the company’s documents filed from time to time with the U.S. Securities and Exchange Commission, copies of which may be obtained from the company’s website at CNLLifestyleREIT.com.

All written and oral forward-looking statements attributable to the company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made; the company undertakes no obligation to, and expressly disclaims any obligation to, update or revise its forward-looking statements to reflect new information, changed assumptions, the occurrence of subsequent events, or changes to future operating results over time unless otherwise required by law.